Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2015 Earnings

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Fourth quarter comparable sales increased 1.9 percent, driven by traffic growth of 1.3 percent. Digital channel sales increased 34 percent, contributing 1.3 percentage points to comparable sales growth.

•	Fourth quarter comparable sales in signature categories (Style, Baby, Kids and Wellness) grew more than three times faster than the company average.

•	Fourth quarter Adjusted EPS of $1.52 was in line with the company’s guidance of $1.48 to $1.58.

•	For full-year 2015, Target’s comparable sales grew 2.1 percent, comparable traffic increased 1.3 percent and Adjusted EPS increased 11.3 percent to $4.69.

•	Target returned $4.8 billion to shareholders in 2015 through dividends and share repurchases.

MINNEAPOLIS (Feb. 24, 2016) - Target Corporation (NYSE: TGT) today announced its fourth quarter and full-year 2015 results. The Company reported adjusted earnings per share from continuing operations1 (Adjusted EPS) of $1.52, an increase of 2.1 percent from $1.49 in 2014. Full-year Adjusted EPS of $4.69 was 11.3 percent higher than $4.22 in 2014. GAAP earnings per share (EPS) from continuing operations were $2.31 in fourth quarter and $5.25 for full-year 2015, compared with $1.49 and $3.83 in 2014, respectively. Fourth quarter 2015 GAAP earnings per share from continuing operations include the gain on the sale of the pharmacy and clinic businesses and data breach and restructuring expenses that were excluded from Adjusted EPS. The attached tables provide a reconciliation of non-GAAP to GAAP measures for fourth quarter and full-year 2015. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the gain on the sale of the pharmacy and clinic businesses, restructuring charges, and the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses and certain other expenses that are discretely managed. See the “Discontinued Operations” and “Miscellaneous” sections of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Fourth Quarter and Full-Year 2015 Earnings - Page 2 of 5
“With traffic growing for five consecutive quarters and our signature categories of Style, Baby, Kids, and Wellness leading our growth, Target’s results demonstrate that we are focused on the right strategic priorities,” said Brian Cornell, chairman and CEO of Target. “I want to thank our teams across the company for giving our guests a great holiday season, driving consistent growth throughout the fourth quarter and delivering on the sales and profit goals we laid out at the beginning of the year. While we have made a great deal of progress in 2015, we are excited about the opportunity in front of us to provide a more seamless experience and accelerate profitable growth.”
Fiscal 2016 Earnings Guidance
In first quarter 2016, Target expects both GAAP EPS from continuing operations and Adjusted EPS of $1.15 to $1.25, compared with first quarter 2015 GAAP EPS from continuing operations of $1.01 and Adjusted EPS of $1.10. For full-year 2016, Target expects GAAP EPS from continuing operations and Adjusted EPS of $5.20 to $5.40, compared with full-year 2015 GAAP EPS from continuing operations of $5.25 and Adjusted EPS of $4.69. First quarter and full-year 2016 GAAP EPS from continuing operations may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included data breach expenses, restructuring costs, and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.
Segment Results
Fourth quarter 2015 sales decreased 0.6 percent to $21.6 billion from $21.8 billion last year, as a 1.9 percent increase in comparable sales was more than offset by the impact of the sale of the pharmacy and clinic businesses in December to CVS Health. Digital channel sales grew 34 percent and contributed 1.3 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT) were $1,554 million in fourth quarter 2015, a decrease of 2.2 percent from $1,590 million in 2014.
Fourth quarter EBITDA and EBIT margin rates were 9.8 percent and 7.2 percent, respectively, compared with 9.8 percent and 7.3 percent in 2014. Fourth quarter gross margin rate was 27.9 percent, compared with 28.5 percent in 2014, as the benefit from a favorable merchandise mix was more than offset by investments in promotions. Fourth quarter SG&A

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Target Corporation Announces Fourth Quarter and Full-Year 2015 Earnings - Page 3 of 5
expense rate was 18.1 percent in 2015, compared with 18.6 percent in 2014, as investments in store labor were more than offset by continued expense discipline across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s fourth quarter 2015 net interest expense was $152 million, compared with $151 million last year. Fourth quarter 2015 effective income tax rate from continuing operations was 29.6 percent, compared with 33.0 percent last year, reflecting the impact of the gain on the sale of the pharmacy and clinic businesses.
Capital Returned to Shareholders
The Company returned $1,604 million to shareholders in fourth quarter 2015, representing 113 percent of net income from continuing operations.

•	In the quarter, the Company paid dividends of $345 million, an increase of 4.4 percent from $330 million last year.

•	The Company repurchased 17.3 million shares of common stock in the fourth quarter, at an average price of $72.70, for a total investment of $1,259 million.
For 2015, the Company repurchased 44.7 million shares at an average price of $77.07, for a total investment of $3.4 billion. Under the current $10 billion share repurchase program through fourth quarter 2015, the Company has repurchased 94.6 million shares of common stock at an average price of $69.57, for a total investment of approximately $6.6 billion.
For the trailing twelve months through fourth quarter 2015, after-tax return on invested capital (ROIC) was 16.0 percent, compared with 12.4 percent for the twelve months through fourth quarter 2014. Excluding the net gain and related tax impact of the sale of the pharmacy and clinic businesses, ROIC was 13.9 percent, reflecting higher profits on a stable base of invested capital. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Discontinued Operations
Fourth quarter net earnings from discontinued operations were $5 million, compared with after-tax losses of ($3,600) million last year. Fourth quarter 2015 net earnings from discontinued operations primarily reflect tax benefits related to investment losses in Canada, whereas 2014

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Target Corporation Announces Fourth Quarter and Full-Year 2015 Earnings - Page 4 of 5
results included impairment losses and other charges related to the Company’s plans to discontinue operating stores in Canada.
Certain assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. These estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims and estimated payments by the Canada Subsidiaries. These estimates are subject to change, and the Company believes it is reasonably possible that adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.
Conference Call Details
Target will webcast its fourth quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on February 26, 2016. The replay number is (855) 859-2056 (passcode: 50821970).
Miscellaneous
Statements in this release regarding first quarter and full year 2016 earnings per share guidance and future expenses related to discontinued operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 31, 2015.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three- and twelve-month periods ended Jan. 30, 2016, and Jan. 31, 2015. The Company also provides ROIC for the twelve-month periods ended Jan. 30, 2016, and Jan. 31, 2015, respectively, which is a ratio based on GAAP information, with the exception of

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Target Corporation Announces Fourth Quarter and Full-Year 2015 Earnings - Page 5 of 5
adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,792 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 30, 2016	January 31, 2015	Change	January 30, 2016	January 31, 2015	Change
Sales (a)	$21,626	$21,751	(0.6)%	$73,785	$72,618	1.6%
Cost of sales	15,594	15,563	0.2	51,997	51,278	1.4
Gross margin	6,032	6,188	(2.5)	21,788	21,340	2.1
Selling, general and administrative expenses	3,921	4,058	(3.4)	14,665	14,676	(0.1)
Depreciation and amortization	562	545	3.0	2,213	2,129	3.9
Gain on sale	(620)	—		(620)	—
Earnings from continuing operations before interest expense and income taxes	2,169	1,585	36.8	5,530	4,535	22.0
Net interest expense	152	151	0.7	607	882	(31.1)
Earnings from continuing operations before income taxes	2,017	1,434	40.6	4,923	3,653	34.8
Provision for income taxes	596	474	25.8	1,602	1,204	33.0
Net earnings from continuing operations	1,421	960	48.0%	3,321	2,449	35.6%
Discontinued operations, net of tax	5	(3,600)		42	(4,085)
Net earnings / (loss)	$1,426	$(2,640)		$3,363	$(1,636)
Basic earnings / (loss) per share
Continuing operations	$2.33	$1.51	54.6%	$5.29	$3.86	37.1%
Discontinued operations	0.01	(5.64)		0.07	(6.44)
Net earnings / (loss) per share	$2.33	$(4.14)		$5.35	$(2.58)
Diluted earnings / (loss) per share
Continuing operations	$2.31	$1.49	54.9%	$5.25	$3.83	37.2%
Discontinued operations	0.01	(5.59)		0.07	(6.38)
Net earnings / (loss) per share	$2.32	$(4.10)		$5.31	$(2.56)
Weighted average common shares outstanding
Basic	610.5	637.9	(4.3)%	627.7	634.7	(1.1)%
Dilutive impact of share-based awards	4.8	6.1		5.2	5.4
Diluted	615.3	644.0	(4.5)%	632.9	640.1	(1.1)%
Antidilutive shares	—	0.5		—	3.3
Note: Per share amounts may not foot due to rounding.
(a) The sale of our pharmacy and clinic businesses to CVS on December 16, 2015, reduced sales for the three and twelve months ended January 30, 2016 by approximately $550 million.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	January 30, 2016	January 31, 2015
Assets
Cash and cash equivalents, including short-term investments of $3,008 and $1,520	$4,046	$2,210
Inventory (a)	8,601	8,282
Assets of discontinued operations	322	1,058
Other current assets (a)	1,161	2,074
Total current assets	14,130	13,624
Property and equipment
Land	6,125	6,127
Buildings and improvements	27,059	26,613
Fixtures and equipment	5,347	5,329
Computer hardware and software	2,617	2,552
Construction-in-progress	315	424
Accumulated depreciation	(16,246)	(15,093)
Property and equipment, net	25,217	25,952
Noncurrent assets of discontinued operations	75	717
Other noncurrent assets	840	879
Total assets	$40,262	$41,172
Liabilities and shareholders’ investment
Accounts payable	$7,418	$7,759
Accrued and other current liabilities	4,236	3,783
Current portion of long-term debt and other borrowings	815	91
Liabilities of discontinued operations	153	103
Total current liabilities	12,622	11,736
Long-term debt and other borrowings	11,945	12,634
Deferred income taxes	823	1,160
Noncurrent liabilities of discontinued operations	18	193
Other noncurrent liabilities	1,897	1,452
Total noncurrent liabilities	14,683	15,439
Shareholders’ investment	53
Common stock	50	53
Additional paid-in capital	5,348	4,899
Retained earnings	8,188	9,644
Accumulated other comprehensive loss
Pension and other benefit liabilities	(588)	(561)
Currency translation adjustment and cash flow hedges	(41)	(38)
Total shareholders’ investment	12,957	13,997
Total liabilities and shareholders’ investment	$40,262	$41,172
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 602,226,517 and 640,213,987 shares issued and outstanding at January 30, 2016 and January 31, 2015, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at January 30, 2016 or January 31, 2015.

(a) At January 31, 2015, $508 million of pharmacy prescription inventory had been reclassified to other current assets.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 30, 2016	January 31, 2015
Operating activities
Net earnings / (loss)	$3,363	$(1,636)
Earnings / (losses) from discontinued operations, net of tax	42	(4,085)
Net earnings from continuing operations	3,321	2,449
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,213	2,129
Share-based compensation expense	115	71
Deferred income taxes	(322)	7
Gain on sale	(620)	—
Loss on debt extinguishment	—	285
Noncash (gains) / losses and other, net	(12)	40
Changes in operating accounts:
Inventory	(316)	(512)
Other assets	227	(115)
Accounts payable and accrued liabilities	534	777
Cash provided by operating activities—continuing operations	5,140	5,131
Cash provided by / (required for) operating activities—discontinued operations	704	(692)
Cash provided by operations	5,844	4,439
Investing activities
Expenditures for property and equipment	(1,438)	(1,786)
Proceeds from disposal of property and equipment	28	95
Proceeds from sale of business	1,875	—
Cash paid for acquisitions, net of cash assumed	—	(20)
Other investments	24	106
Cash provided by / (required for) investing activities—continuing operations	489	(1,605)
Cash provided by / (required for) investing activities—discontinued operations	19	(321)
Cash provided by / (required for) investing activities	508	(1,926)
Financing activities
Change in commercial paper, net	—	(80)
Additions to long-term debt	—	1,993
Reductions of long-term debt	(85)	(2,079)
Dividends paid	(1,362)	(1,205)
Repurchase of stock	(3,438)	—
Stock option exercises and related tax benefit	369	373
Cash required for financing activities	(4,516)	(998)
Net increase in cash and cash equivalents	1,836	1,515
Cash and cash equivalents at beginning of period (a)	2,210	695
Cash and cash equivalents at end of period	$4,046	$2,210
(a) Includes cash of our discontinued operations of $25 million at February 1, 2014.

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Twelve Months Ended
(millions) (unaudited)	January 30, 2016	January 31, 2015	Change	January 30, 2016	January 31, 2015	Change
Sales (a)	$21,626	$21,751	(0.6)%	$73,785	$72,618	1.6%
Cost of sales	15,594	15,563	0.2	51,997	51,278	1.4
Gross margin	6,032	6,188	(2.5)	21,788	21,340	2.1
SG&A expenses (b)	3,916	4,053	(3.4)	14,448	14,503	(0.4)
EBITDA	2,116	2,135	(0.9)	7,340	6,837	7.4
Depreciation and amortization	562	545	3.0	2,213	2,129	3.9
EBIT	$1,554	$1,590	(2.2)%	$5,127	$4,708	8.9%
Note: Effective January 15, 2015, we operate as a single segment which includes all of our continuing operations, excluding net interest expense, data breach related costs and certain other expenses which are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores or through our digital sales channels. Beginning with the first quarter of 2015, segment EBIT includes the impact of the reduction of the beneficial interest asset. For comparison purposes, prior years' segment EBIT has been revised.
(a) The sale of our pharmacy and clinic businesses to CVS on December 16, 2015, reduced sales for the three and twelve months ended January 30, 2016 by approximately $550 million.
(b) SG&A includes net profit sharing income from the arrangement with TD Bank of $163 million and $641 million for the three and twelve months ended January 30, 2016, respectively, and $162 million and $629 million for the three and twelve months ended January 31, 2015.

	Three Months Ended		Twelve Months Ended
Rate Analysis (unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Gross margin rate	27.9%	28.5%	29.5%	29.4%
SG&A expense rate	18.1	18.6	19.6	20.0
EBITDA margin rate	9.8	9.8	9.9	9.4
Depreciation and amortization expense rate	2.6	2.5	3.0	2.9
EBIT margin rate	7.2	7.3	6.9	6.5
Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Twelve Months Ended
Sales by Channel (unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Stores	95.0%	96.3%	96.6%	97.4%
Digital	5.0	3.7	3.4	2.6
Total	100%	100%	100%	100%

	Three Months Ended		Twelve Months Ended
Comparable Sales (unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Comparable sales change	1.9%	3.8%	2.1%	1.3%
Drivers of change in comparable sales:
Number of transactions	1.3	3.2	1.3	(0.2)
Average transaction amount	0.6	0.6	0.8	1.5
Selling price per unit	2.0	4.5	3.3	3.2
Units per transaction	(1.3)	(3.7)	(2.4)	(1.6)

	Three Months Ended		Twelve Months Ended
Contribution to Comparable Sales Change (unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Stores channel comparable sales change	0.6%	2.8%	1.3%	0.7%
Digital channel contribution to comparable sales change	1.3	0.9	0.8	0.7
Total comparable sales change	1.9%	3.8%	2.1%	1.3%
The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length. Pharmacy and clinic sales for the comparable period following the sale to CVS on December 16, 2015 are excluded from the calculation. Amounts may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Target Debit Card	12.3%	11.1%	12.1%	11.2%
Target Credit Cards	10.7	9.9	10.1	9.7
Total REDcard Penetration	23.0%	21.1%	22.3%	20.9%
Represents the percentage of Target sales that are paid with REDcards. Excluding pharmacy and clinic sales, total REDcard penetration would have been 23.5 percent and 23.2 percent for the three and twelve months ended January 30, 2016, respectively, and 21.9 percent for both the three and twelve months ended January 31, 2015. Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores		Retail Square Feet (a)
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
170,000 or more sq. ft.	278	280	49,688	50,037
50,000 to 169,999 sq. ft.	1,505	1,509	189,677	189,905
0 to 49,999 sq. ft.	9	1	174	21
Total	1,792	1,790	239,539	239,963
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

Earnings Per Share From Continuing Operations	Three Months Ended			Twelve Months Ended
	January 30,	January 31,		January 30,	January 31,
(unaudited)	2016	2015	Change	2016	2015	Change
GAAP diluted earnings per share	$2.31	$1.49	54.9%	$5.25	$3.83	37.2%
Adjustments	(0.79)	—		(0.56)	0.39
Adjusted diluted earnings per share	$1.52	$1.49	2.1%	$4.69	$4.22	11.3%
To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes the impact of the 2015 sale of our pharmacy and clinic businesses, losses on early retirement of debt, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS from continuing operations should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate non-GAAP adjusted EPS from continuing operations differently than we do, limiting the usefulness of the measure for comparisons with other companies. Prior year amounts have been revised to present Adjusted EPS on a continuing operations basis.

	Three Months Ended
	2015			2014
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$2.31			$1.49	54.9%
Adjustments
Gain on sale transaction (a)	$(620)	$(487)	$(0.79)	$—	$—	$—
Restructuring costs (b)	3	2	—	—	—	—
Data breach related costs, net of insurance receivable (c)	1	1	—	4	4	0.01
Resolution of income tax matters	—	—	—	—	(5)	(0.01)
Adjusted diluted earnings per share from continuing operations			$1.52			$1.49	2.1%

	Twelve Months Ended
	2015			2014
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$5.25			$3.83	37.2%
Adjustments
Gain on sale transaction (a)	$(620)	$(487)	$(0.77)	$—	$—	$—
Restructuring costs (b)	138	87	0.14	—	—	—
Loss on early retirement of debt	—	—	—	285	173	0.27
Data breach related costs, net of insurance receivable (c)	39	28	0.04	145	94	0.15
Other (d)	39	29	0.05	29	18	0.03
Resolution of income tax matters	—	(8)	(0.01)	—	(35)	(0.06)
Adjusted diluted earnings per share from continuing operations			$4.69			$4.22	11.3%
Note: The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.
(a) Represents the gain on the sale of our pharmacy and clinic businesses.
(b) Costs related to our previously announced corporate restructuring.

(c) Along with legal and other professional services, these expenses include adjustments to the accrual necessary to reflect our current loss expectations for the remaining claims related to the 2013 data breach.
(d) For the twelve months ended January 30, 2016, these expenses relate to the impairment of long-lived and intangible assets. For the twelve months ended January 31, 2015, includes impairments of $16 million related to undeveloped land in the U.S. and $13 million of expense related to converting the co-branded REDcard program to MasterCard.

Subject to reclassification

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions)	January 30, 2016	January 31, 2015
Earnings from continuing operations before interest expense and income taxes	$5,530	$4,535
+ Operating lease interest (a)(b)	87	89
Adjusted earnings from continuing operations before interest expense and income taxes	5,617	4,624
- Income taxes (c)	1,827	1,524
Net operating profit after taxes	$3,790	$3,100

Denominator (dollars in millions)	January 30, 2016	January 31, 2015	February 1, 2014
Current portion of long-term debt and other borrowings	$815	$91	$1,143
+ Noncurrent portion of long-term debt	11,945	12,634	11,351
+ Shareholders' equity	12,957	13,997	16,231
+ Capitalized operating lease obligations (b)(d)	1,457	1,490	1,635
- Cash and cash equivalents	4,046	2,210	670
- Net assets of discontinued operations	226	1,479	4,270
Invested capital	$22,902	$24,523	$25,420
Average invested capital (e)	$23,713	$24,971

After-tax return on invested capital	16.0%	(f)	12.4%
(a) Represents the add-back to operating income driven by the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 32.5% and 33.0% for the trailing twelve months ended January 30, 2016 and January 31, 2015.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.
(f) Excluding the net gain on the sale of our pharmacy and clinic businesses, ROIC was 13.9 percent for the trailing twelve months ended January 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions)	January 30, 2016	January 31, 2015	February 1, 2014
Total rent expense	$182	$186	$204
Capitalized operating lease obligations (total rent expense x 8)	1,457	1,490	1,635
Operating lease interest (capitalized operating lease obligations x 6%)	87	89	n/a

Subject to reclassification